Exhibit 23.1

Consent of Independent Certified Public Accountants

Board of Directors

Lehigh Gas Partners, LP

Allentown PA, 18101

We consent to the incorporation by reference in the registration statements (No. 333-184651) on Forms S-8 of Lehigh Gas Partners, LP of our report dated February 29, 2012, with respect to our audits of the balance sheets of the Express Lane, Inc. as of December 31, 2011 and 2010, and the related statements of income and retained earnings, and cash flows for the years ended December 31, 2011 and 2010, which report appears in this Form 8-K/A of Lehigh Gas Partners, LP.

/s/ Carr, Riggs & Ingram, LLC
Certified Public Accountants
Panama City Beach, Florida

March 6, 2013